Exhibit 10.1
LONG-TERM INCENTIVE PLAN OF
CENTERPOINT ENERGY, INC.
PERFORMANCE SHARE AWARD AGREEMENT
2008 – 2010 PERFORMANCE CYCLE
            Pursuant to this Award Agreement, CenterPoint Energy, Inc.(the “Company”) hereby grants to «FIRST_NAME» «LAST_NAME» (the “Participant”), an employee of the Company, target performance shares of Common Stock (the “Target Performance Shares”), such number of shares being subject to adjustment as provided in Section 14 of the Long-Term Incentive Plan of CenterPoint Energy, Inc. (the “Plan”), conditioned upon the Company’s achievement of the Performance Goals over the course of the 2008 – 2010 Performance Cycle pursuant to the Plan, and subject to the following terms and conditions:
          1. Relationship to the Plan; Definitions. This grant of Target Performance Shares is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant herein also include the heirs or other legal representatives of the Participant. For purposes of this Award Agreement:
     “Achievement Percentage” means the percentage of achievement determined by the Committee at the end of the Performance Cycle in accordance with Section 3 that reflects the extent to which the Company achieved the Performance Goals during the Performance Cycle applicable to this Award Agreement.
     “Change in Control Closing Date” means the date a Change in Control is consummated.
     “Disability” means (i) disability within the meaning of Treasury Regulation § 1.409A-3(i)(4) (or any successor regulation) and (ii) the Participant is both eligible for and in receipt of benefits under the Company’s long-term disability plan.
     “Employment” means employment with the Company or any of its Subsidiaries.
     “Performance Cycle” means the period from January 1, 2008 to December 31, 2010.
     “Performance Goals” means the standards established by the Committee to determine in whole or in part whether the Target Performance Shares shall be earned, which are attached hereto and made a part hereof for all purposes.
     “Performance Shares” means the shares of Common Stock potentially deliverable to the Participant pursuant to this Award Agreement.
«FIRST_NAME» «LAST_NAME»

     “Retirement” means Separation from Service on or after attainment of age 55 and with at least five years of service with the Company.
     “Retirement Eligible” means the Participant (i) is age 55 or older and (ii) has at least five years of service with the Company on or after the commencement of the first year of the Performance Cycle, but prior to the commencement of the last year of the Performance Cycle.
     “Section 409A” means Code Section 409A and the Treasury regulations and guidance issued thereunder.
     “Separation from Service” means separation from service with the Company and all its Subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h) (or any successor regulation).
     “Specified Employee” has the meaning of that term under Code Section 409A(a)(2)(B)(i).
     “Target Performance Shares” means the actual number of Performance Shares initially granted to the Participant pursuant to this Award Agreement, with such number of Performance Shares to be awarded to the Participant at the close of the Performance Cycle if the Company attains an Achievement Percentage of 100%.
     “Vested Performance Shares” means the shares of Common Stock awarded to the Participant following the Participant’s satisfaction of the vesting provisions of Section 4 and, if applicable, the determination by the Committee of the extent to which the Company has achieved the Performance Goals for the Performance Cycle pursuant to Section 3.
          2. Establishment of Target Performance Share Account. The grant of Target Performance Shares pursuant to this Award Agreement shall be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive shares of Common Stock of the Company, which right shall be subject to the terms, conditions and restrictions set forth in the Plan and to the further terms, conditions and restrictions set forth in this Award Agreement.
          3. Award Opportunity. The Performance Goals established for the Performance Cycle are attached hereto and made a part hereof for all purposes. Except as otherwise provided in Sections 4(b) and 5, the number of Performance Shares awarded to the Participant shall be the product of the number of Target Performance Shares and the Achievement Percentage that is based upon the Committee’s determination of whether and to what extent the Performance Goals have been achieved during the Performance Cycle.
          No later than 60 days after the close of the Performance Cycle, the Committee shall determine the extent to which each Performance Goal has been achieved. If the Company has performed at or above the threshold level of achievement for a Performance Goal, the Achievement Percentage shall be between 50% and 150%, with a target level of achievement resulting in an Achievement Percentage of 100%. In no event shall the Achievement Percentage exceed 150%. The combined level of achievement is the sum of the weighted achievements of the Performance Goals as approved by the Committee. Upon completing its determination of the level at which the
«FIRST_NAME» «LAST_NAME»

Performance Goals have been achieved, the Committee shall notify the Participant of the number of Vested Performance Shares that will be issued to the Participant pursuant to Section 6.
          4. Vesting of Performance Shares.
     (a) Unless earlier forfeited or vested in accordance with paragraph (b) or Section 5, the Participant’s right to receive the Performance Shares shall vest as of the last day of the Performance Cycle. As soon as administratively practicable, but in no event later than 60 days, after the close of the Performance Cycle, the Committee shall deliver to the Participant the written notice required by Section 3 of the level at which the Performance Goals established for the Performance Cycle have been achieved.
     (b) If the Participant has a Separation from Service prior to the last day of the Performance Cycle:
     (i) due to termination by the Company or any of its Subsidiaries for any reason or due to voluntary resignation by the Participant, the Participant’s right to receive the Performance Shares shall be forfeited in its entirety as of the date of such Separation from Service.
     (ii) due to death, Disability, or Retirement, the Participant’s right to receive the Target Performance Shares shall vest on the date of such Separation from Service in the proportion of the number of days elapsed in the Performance Cycle as of the date of Separation from Service by the total number of days in the Performance Cycle and shall be delivered to the Participant as soon as administratively practicable, but in no event later than 60 days, after the date of such Separation from Service, provided, however, that if the Participant is a Specified Employee as of the date of his or her Separation from Service, such delivery shall not be made until the date that is the earlier of (x) the first business day following the end of the six-month period commencing on the date of the Participant’s Separation from Service or (y) the Participant’s date of death. The Participant’s right to receive additional Performance Shares shall be forfeited at such time.
          5. Distribution Upon a Change in Control. Notwithstanding anything herein to the contrary and without regard to the Performance Goals, if there is a Change in Control of the Company, upon the Change in Control Closing Date, the Participant’s right to receive the Performance Shares shall be settled by the distribution to the Participant of:
     (a) shares of Common Stock equal to the Target Performance Shares; plus
     (b) shares of Common Stock (rounded up to the nearest whole share) having a Fair Market Value equal to the amount of dividends that would have been declared on the number of such             shares determined under clause (a) above during the period commencing at the beginning of the Performance Cycle and ending on the date immediately preceding the Change in Control Closing Date;
with such shares of Common Stock registered in the name of the Participant and delivered to the Participant on the Change in Control Payment Date (as defined below). In lieu of the foregoing distribution in shares, the Committee, in its sole discretion, may direct that such distribution be made, on the Change in Control Payment Date, to the Participant in a lump sum cash payment equal to:
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     (x) the product of (i) the Fair Market Value per share of Common Stock on the date immediately preceding the Change in Control Closing Date and (ii) the Target Performance Shares; plus
     (y) the amount of dividends that would have been declared on the number of shares of Common Stock determined under clause (a) above during the period commencing at the beginning of the Performance Cycle and ending on the date immediately preceding the Change in Control Closing Date;
with such cash payment to be made on the Change in Control Payment Date. Such distribution, whether in the form of shares of Common Stock or, if directed by the Committee, in cash, shall satisfy the rights of the Participant and the obligations of the Company under this Award Agreement in full.
          For purposes of this Section 5, the “Change in Control Payment Date” means the following:
     (i) if the Change in Control of the Company (A) satisfies the definition of a change in control for purposes of Section 409A (“Section 409A Change in Control”) or (B) does not satisfy the definition of a Section 409A Change in Control, but the Participant is not Retirement Eligible as of the Change in Control Closing Date, then the Change in Control Payment Date shall be as soon as administratively practicable, but in no event later than 60 days, after the Change in Control Closing Date; and
     (ii) if the Change in Control of the Company does not satisfy the definition of a Section 409A Change in Control and the Participant is Retirement Eligible, then the Change in Control Payment Date shall be as soon as administratively practicable, but in no event later than 60 days, after the earliest of (A) the date of the Participant’s Separation from Service, (B) the Participant’s date of death, or (C) January 1st of 2011; provided, however, that with respect to clause (A) above, if the Participant is a Specified Employee as of the date of his or her Separation from Service, then such payment shall not be made until the date that is the earlier of (x) the first business day following the end of the 6-month period commencing on the date of the Participant’s Separation from Service or (y) the Participant’s date of death.
          6. Payment of Award.
     (a) If the Participant’s right to receive Performance Shares has vested pursuant to Section 4, a number of shares of Common Stock equal to the number of Vested Performance Shares shall be registered in the name of the Participant and certificates representing such Common Stock shall be delivered to the Participant as soon as practicable, but in no event later than March 15th of the year following the end of the performance cycle, after the date the written notice required by Section 3 is delivered to the Participant by the Committee. The Company shall have the right to withhold applicable taxes from any such payment of Vested Performance Shares (including, but not limited to, from any amounts payable as provided in the following paragraph with respect to dividends) or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 11 of the Plan.
     (b) Upon delivery of the Vested Performance Shares pursuant to paragraph (a), above, the Participant shall also be entitled to receive a cash payment equal to the sum of all dividends, if any, declared on the Vested Performance Shares after the commencement of the Performance Cycle but prior to the date the Vested Performance Shares are delivered to the Participant.
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          7. Confidentiality. The Participant agrees that the terms of this Award Agreement are confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to financial institutions as part of a financial statement, financial, tax and legal advisors, or as required by law) by the Participant or his or her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Award Agreement and the Company may elect to revoke the grant made hereunder, seek damages, plus interest and reasonable attorneys’ fees, and take any other lawful actions to enforce this Award Agreement.
          8. Notices. For purposes of this Award Agreement, notices to the Company shall be deemed to have been duly given upon receipt of written notice by the Corporate Secretary of CenterPoint Energy, Inc., 1111 Louisiana, Houston, Texas 77002, or to such other address as the Company may furnish to the Participant.
          Notices to the Participant shall be deemed effectively delivered or given upon personal, electronic, or postal delivery of written notice to the Participant, the place of Employment of the Participant, the address on record for the Participant at the human resources department of the Company, or such other address as the Participant hereafter designates by written notice to the Company.
          9. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Performance Shares, unless and until the Participant is registered as the holder of shares of Common Stock.
          10. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns except as expressly prohibited herein and in the Plan. Notwithstanding anything herein or in the Plan to the contrary, the Performance Shares are transferable by the Participant to Immediate Family Members, Immediate Family Members trusts, and Immediate Family Member partnerships pursuant to Section 13 of the Plan.
          11. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary or any successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.
          12. Compliance with Section 409A. It is the intent of the Company and the Participant that the provisions of the Plan and this Award Agreement comply with Section 409A and will be interpreted consistent therewith.
          13. Compliance with Recoupment Policy. Any amounts payable or paid under this Award Agreement are subject to the recoupment policy of the Company as in effect from time to time.
          14. Modification of Award Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company.
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